PROVIDENT BANCORP, INC.
ANNOUNCES CLOSING OF STOCK OFFERING

Amesbury, Massachusetts, July 15, 2015 — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank, announced today that it has closed its minority stock offering, effective as of the close of business today.  The results of the stock offering were previously reported in a press release dated July 13, 2015.

The Company’s stock is expected to trade on the Nasdaq Capital Market under the trading symbol “PVBC” beginning on July 16, 2015.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has acted as marketing agent for the Company in connection with the stock offering.  Luse Gorman, PC has acted as legal counsel to the Company in connection with the stock offering, and Nutter McClennen & Fish LLP has acted as legal counsel to Sandler O’Neill in connection with the stock offering.

This press release contains certain forward-looking statements about the stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in the opening of trading due to market disruptions or exchange-related operational issues.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.